Exhibit 99.1

News Release

For release on Wed., May 22, 2019 at 5:30 a.m. PT

Inpixon Completes Acquisition of Locality Systems Inc.

Inpixon Now Offers a Comprehensive Indoor Positioning Product Line, From an Wi-Fi-only Entry Point Solution to Wi-Fi+Bluetooth+Cellular Device Positioning for Physical Cyber Security and Visitor Analytics

PALO ALTO, Calif. – Inpixon (Nasdaq: INPX) (the “Company” or “Inpixon”), a leading indoor positioning and data analytics company, today announced it has completed the acquisition of Locality Systems Inc. (“Locality Systems”), a technology company based near Vancouver, Canada, specializing in wireless device positioning and radio frequency (RF) augmentation of video surveillance systems. Inpixon, through its wholly owned subsidiary, Inpixon Canada, Inc., acquired all of the outstanding common shares of Locality Systems.

“Inpixon can now offer what we believe is one of the indoor positioning market’s most comprehensive product lines for visitor analytics and physical cyber security,” said Nadir Ali, Inpixon CEO. “We think Locality’s Wi-Fi-based analytics solution is a great entry point for customers starting out in indoor positioning. We expect the offering to increase the number of new Inpixon customers and to help us capture a significant share of the fast-growing Wi-Fi analytics market1. Those new customers will have the option to upgrade to IPA Pod and IPA Sensor 4000 as they experience the many uses and benefits of Indoor Positioning Analytics.”

Locality Systems’ video management system (VMS) integration, currently available for a number of leading VMS vendors, can assist security personnel in identifying potential suspects and tracking their movements cross-camera and from one facility to another. The solution is designed to enhance traditional security video feeds by correlating RF signals with video images.

“From our standpoint, the RF-video correlation offering is a unique and powerful tool to help businesses identify persons of interest and to improve security and safety,” commented Frank Hallett, Locality Systems’ CTO. “We believe this solution is breaking new ground, and we will continue to innovate with the additional sensor fusion Inpixon has planned.”

“I’m thrilled to be joining the Inpixon team,” commented Kirk Moir, Locality Systems CEO. “The location intelligence technology developed at Locality is a great fit within the Inpixon product line. I look forward to working with the rest of the Inpixon team to take the expanded product line to Inpixon’s customers, prospects and reseller partners in the Wi-Fi analytics space and also the broader, and similarly fast-growing, indoor positioning market2.”

Answers to frequently asked questions about this announcement can be found on the FAQ available here.

[1]	The Wi-Fi analytics market is expected to grow from USD 2.94 Billion in 2017 to USD 10.72 Billion by 2022, at a CAGR of 29.54% during the forecast period, according to Marketandmarkets.

[2]	The global indoor location market size is expected to grow from USD 7.11 Billion in 2017 to USD 40.99 Billion by 2022, at a CAGR of 42.0% during the forecast period, according to Marketsandmarkets.

In accordance with the terms of a Securities Purchase Agreement, dated May 21, 2019 (“Purchase Agreement”), Inpixon, through its wholly owned subsidiary Inpixon Canada, Inc., as purchaser, acquired 100% of the outstanding shares of Locality Systems in exchange for consideration consisting of a combination of cash and shares of Inpixon’s common stock. For further information regarding the terms and conditions of the acquisition contained in the Purchase Agreement, and other related transactions, please see Inpixon’s Current Report on Form 8K, which will be filed with the Securities and Exchange Commission, in connection with this transaction.

About Inpixon

Inpixon (Nasdaq: INPX) is a leader in Indoor Positioning Analytics (IPA). Inpixon IPA Sensors are designed to find all accessible cellular, Wi-Fi, and Bluetooth devices anonymously. Paired with a high-performance data analytics platform, this technology delivers visibility, security, and business intelligence on any commercial or government location worldwide. Inpixon’s products and professional services group help customers take advantage of mobile, big data, analytics, and the Internet of Things (IoT) to uncover the untold stories of the indoors. For the latest insight on IPA, follow Inpixon on LinkedIn, @InpixonHQ on Twitter, and visit inpixon.com.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the control of Inpixon and its subsidiaries, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the intregation of the products of Locality Systems, continued development of Inpixon’s existing and new products, customer demand for additional IPA products, the fluctuation of economic conditions, the performance of management and employees, Inpixon’s ability to obtain financing, competition, general economic conditions and other factors that are detailed in Inpixon’s periodic and current reports available for review at sec.gov. Furthermore, Inpixon operates in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Inpixon disclaims any intention to, and undertakes no obligation to, update or revise forward-looking statements.

Contact

Inpixon Investor Relations:

CORE IR

Scott Arnold, Managing Director

+1 516-222-2560

www.coreir.com